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                                                                     EXHIBIT 2.2


                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This First Amendment to the Agreement and Plan of Merger (the "Amendment") is entered into as of June 30, 1999 by and among MemberWorks Incorporated, a Delaware corporation ("Buyer"), CIC Merger, Inc. a Delaware corporation and ConsumerInfo.Com, Inc., a California corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the ("Parties").

         WHEREAS, the parties have agreed to certain changes to the Agreement and Plan of Merger dated as of April 27, 1998 (the "Merger Agreement").

         NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, the parties hereby agree to amend the Merger Agreement as follows:

         1. In Section 1.2 of the Merger Agreement, delete "Hale and Dorr LLP in Boston Massachusetts" and insert "The Buyer in Stamford, Connecticut" in its place, and delete "July 1, 1999 or such earlier" and insert "July 30, 1999 or such other" in its place. Also in Section 1.2, delete the phrase "provided that the Closing shall occur only if the Buyer notifies the Company in writing (the "Exercise Notice") on or before June 1, 1999, but not prior to May 1, 1999, that the Buyer has determined to consummate the Merger. The giving of the Exercise Notice shall be in the sole and absolute discretion of the Buyer".


         2. Section 1.5 of the Merger Agreement is deleted and the following
Section 1.5 is inserted in the Merger Agreement:

                  "1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                           (a) (i) Each share of common stock, $.001 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer, Transitory Subsidiary or any affiliate thereof, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury), (ii) each share of Preferred Stock, $.001 par value per share, of the Company ("Preferred Shares" which, together with the Common Shares, are sometimes collectively referred to herein as the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, all of the issued and outstanding shares of Series D Preferred Stock of the Company, Dissenting Shares and Preferred Shares held in
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         the Company's treasury) and (iii) each warrant to purchase shares of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (the "Series B Warrants") shall be converted into and represent the right to receive (A) that amount per share as is determined by allocating, in accordance with the Company's Articles of Incorporation in effect immediately prior to the Effective Time, the aggregate initial cash consideration of $15,885,000 (the "Merger Consideration") (less fees payable to CEA Montgomery, L.L.C. pursuant to Section 4.9 hereof, less $280,285.70 paid to the Escrow Agent pursuant to Section 1.8 hereof, and less amounts paid by the Company to cancel stock options covering Series B Preferred Stock pursuant to
         Section 1.5(b) hereof) to be paid immediately following the Effective Time. For purposes of allocating the Merger Consideration to be paid for the Series B Warrants in accordance with this Section 1.5(a), each Series B Warrants shall be deemed to have been exercised immediately prior to the Effective Time, provided that the amount of Merger Consideration allocable to a share of Series B Preferred Stock deemed outstanding pursuant to this sentence shall be reduced by $9.00. The Merger Consideration not allocated to the Series B Preferred Stock deemed outstanding in accordance with the preceding sentence shall be allocated to the Company Shares (and the Series B Preferred Stock deemed outstanding pursuant to the preceding sentence) in accordance with the Company's Articles of Incorporation in effect immediately prior to the Effective Time. For purposes of this Agreement, "Company Shareholder" means any holder of any Company Shares or Series B Warrants.

                           (b) The Company shall use its best effort to obtain the signatures of all holders of Options to purchase shares of the Company's Series B Preferred Stock (the "Series B Options") to agreements canceling said Series B Options. The Company represents and warrants that there are outstanding Series B Options to purchase only 49,115 shares of Series B Preferred Stock and the Company covenants that it shall neither issue nor grant any additional Series B Options. Three business days prior to the Effective Time, the Company shall issue checks to all holders of Series B Options who have signed cancellation agreements, with the amount of such checks equal to $12.19 multiplied by the number of shares purchasable under his or her Series B Option, provided, that the Company shall withhold from said checks the required Federal and state payroll taxes. The Buyer shall reimburse the Company at the Closing for amounts paid by the Company to cancel employee stock options as provided in this subsection 1.5(b) and Section l.7 hereof and shall cause the Company to pay over all withholdings to the appropriate taxing authorities."

         3. Add the following at the beginning of Section 1.7(a) of the Merger
Agreement: "Prior to the Effective Time the Company shall cause all holders of stock options covering 51,664 shares of Common Stock granted in accordance with the Company's 1998 Stock Incentive Plan to exercise such options and shall issue stock certificates to each such option holder for the number of shares of common stock each such option holder is entitled to receive upon exercise of his or her option."



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         4. In Section 1.8 of the Merger Agreement, delete the word "Additional"
in the first and third line of subsection (a) and in the fourth line of subsection (b). Also in Section 1.8, delete "$300,000" and insert "$280,285.70" in its place.

         5. Delete the last sentence in Section 1.14(b) of the Merger Agreement.

         6. In Section 4.3 of the Merger Agreement, delete "June 15, 1999" and insert "July 19, 1999" in its place. Also, in Section 4.3, add the following sentence at the end of such section: "In lieu of calling and holding the Special Meeting, the Company may solicit shareholder written consents to obtain approval of the Merger."

         7. In Section 4.9 of the Merger Agreement, delete the phrase "and the Additional Merger Consideration Payment Date, as applicable," and delete the phrase "or the Additional Merger Consideration, as the case may be,".

         8. The amounts due to Edward Ojdana and Robert Wheeler as shareholders of the Company out of the Merger Consideration shall be reduced by any outstanding balances owed by such individuals to the Company pursuant to their respective promissory notes.

         9. Section 5.1(d) of the Merger Agreement is deleted. There will be no requirement to enter into the Operating Agreement. Exhibit E is deleted from the Merger Agreement.

         10. Section 5.1(f) of the Merger Agreement is deleted.

         11. In Section 6.3 of the Merger Agreement, delete "$300,000" and insert "$280,285.70" in its place.

         12. Except as specifically set forth in this Amendment, all of the other provisions of the Merger Agreement shall continue in full force and effect.

         13. Any capitalized terms used in this Amendment not defined herein shall have the meaning given to them in the Merger Agreement.

         14. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                MEMBERWORKS INCORPORATED


                                By: /s/  James B. Duffy
                                    ---------------------------------------
                                      James B. Duffy
                                      Senior Vice President


                                CIC MERGER, INC. (a Delaware corporation)



                                By: /s/  James B. Duffy
                                   ----------------------------------------
                                      James B. Duffy
                                      Treasurer


                                CONSUMERINFO COM, INC.


                                By: : /s/ Edward S. Ojdana
                                     -----------------------------------------
                                        Edward S. Ojdana
                                        President and Chief Executive Officer












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